Exhibit 99

Snap-on Announces Record Fourth Quarter and Full Year Earnings

Fourth quarter EPS of $1.01 compares to $0.98 last year;
Full year 2008 EPS increases 31.7% to $4.07;
Recognized by Entrepreneur Magazine as a 2009 “top ten” home-based franchise and top 2009 mobile tool franchise

KENOSHA, Wis.--(BUSINESS WIRE)--February 4, 2009--Snap-on Incorporated (NYSE: SNA), a leading global innovator, manufacturer and marketer of tools, diagnostics, equipment, software and service solutions for professional users, today announced 2008 financial results for the fourth quarter and full year.

  Net sales of $667.8 million in the quarter declined 10.1%, from prior year, with 5.7% due to unfavorable currency translation.
  Operating earnings of $97.5 million in the quarter increased $1.2 million over prior year. The year-over-year comparison benefited from $9.3 million of lower incentive compensation expense and $5.4 million from the adjustment of a pre-acquisition contingency associated with the acquisition of Business Solutions. The year-over-year comparison was negatively affected by $6.4 million of unfavorable currency translation, $6.3 million of LIFO-related inventory valuation expense and, in 2007, a $4.0 million gain from the sale of a facility. As a percentage of revenues, operating earnings in the quarter improved to 14.2% as compared with 12.6% in 2007.
  Snap-on reports record fourth quarter net earnings of $58.6 million, or $1.01 per diluted share, as compared with $57.3 million, or $0.98 per diluted share, in 2007. The fourth-quarter effective income tax rate was 31.9% in 2008 compared with 31.2% in 2007.
  For the 2008 fiscal year, net sales of $2.85 billion compare to $2.84 billion in 2007. Operating earnings in 2008 improved to 13.2% of revenues, as compared to 11.2% in 2007. Earnings per diluted share improved 31.7% to a record $4.07 in 2008, as compared to $3.09 in 2007. Pretax return on invested capital was 22.3% in 2008, as compared to 20.0% for the comparable 2007 fiscal year. Pretax return on invested capital is defined as earnings before interest and taxes divided by the average of shareholders’ equity and net debt.

“As a result of worsening economic conditions and continued tight credit markets, customer demand weakened in the fourth quarter, particularly affecting our sales of big-ticket products,” said Nick Pinchuk, Snap-on president and chief executive officer. “Given these unprecedented economic headwinds, we are pleased with our relative performance, having earned record profits in both the fourth quarter and full year. I thank our franchisees and associates for their contributions in achieving these record results.”

Commercial & Industrial Group segment sales of $326.8 million in the quarter declined $42.5 million, or 11.5%, from 2007 levels. Excluding $24.4 million of unfavorable currency translation, sales declined 4.9% year over year primarily due to continued lower sales of professional tools in Europe and lower overall equipment sales worldwide, despite strong double-digit increases in sales of our innovative imaging aligner units. These year-over-year sales declines were partially offset by continued higher sales to industrial customers.

Operating earnings of $39.1 million in the quarter increased $0.9 million from prior year as contributions from higher pricing, ongoing Rapid Continuous Improvement (“RCI”) and other cost reduction initiatives, and $7.3 million of lower year-over-year restructuring costs were largely offset by the impacts of lower sales, inflationary and other cost increases, and $3.1 million of unfavorable currency translation. Operating earnings in the fourth quarter of 2007 benefited from a one-time, $4.0 million gain from the sale of a facility in Europe. As a percentage of sales, operating earnings in the quarter improved to 12.0% as compared with 10.3% a year ago.

Snap-on Tools Group segment sales of $252.4 million in the quarter declined $20.8 million, or 7.6%, from 2007 levels. Excluding $12.2 million of unfavorable currency translation, year-over-year sales declined 3.1% reflecting a more challenging sales environment, particularly for sales of higher-priced products and hand tools. Sales in the company’s U.S. franchise operations declined 5.0% year over year, while organic sales in the company’s international franchise operations were up slightly.

Operating earnings of $19.8 million, or 7.8% of sales, in the quarter, compares to $36.5 million, or 13.4% of sales, last year. Operating earnings in 2008 includes $4.2 million of restructuring costs and $0.3 million of LIFO-related inventory expense, while last year’s operating earnings included $0.5 million of restructuring costs and $6.0 million of LIFO-related inventory income. Excluding restructuring costs and LIFO-related inventory effects in both years, operating earnings as a percent of net sales were 9.6% in 2008, as compared to 11.3% in 2007. This 170 basis point (100 basis point equals one percent) decline in year-over-year operating margin is due principally to a less favorable product sales mix, higher production and material costs, increased promotional spending and lower factory absorption due to production slowdowns.

“We firmly believe in the strength of the Snap-on franchise model and are pleased to once again be recognized by Entrepreneur Magazine as a top ten home-based franchise and as the top 2009 mobile tool franchise,” said Pinchuk.

Diagnostics & Information Group segment sales of $152.9 million in the quarter declined $16.6 million, or 9.8%, from 2007 levels primarily due to lower OEM program sales in Europe and $7.1 million of unfavorable currency translation, partially offset by higher sales of diagnostics and Mitchell1™ information products in North America. Excluding currency translation, organic sales declined 5.6% year over year.

Operating earnings of $34.3 million, or 22.4% of sales, in the quarter compares to $27.4 million, or 16.2% of sales, last year. The $6.9 million increase in year-over-year operating earnings includes a $5.4 million adjustment of a pre-acquisition contingency; the balance of the operating margin improvement resulted from a more favorable product mix and contributions from RCI and other cost reduction initiatives.

Financial Services operating income in the fourth quarter of 2008 was $8.9 million on $19.7 million of revenue as compared with $8.0 million of operating income on $19.0 million of revenue a year ago. Origination volume in the quarter declined 12.8% from 2007 levels, but lower market discount rates enabled the year-over-year operating income improvement.

Corporate expenses of $4.6 million in the quarter declined $9.2 million from prior-year levels primarily due to $5.0 million of lower year-over-year performance-based incentive compensation expense and $4.3 million of lower year-over-year stock-based incentive compensation expense.

Outlook

The challenges posed by the global economy increased significantly during the fourth quarter, furthering the impact on Snap-on’s sales of higher priced products, such as tool storage and vehicle repair equipment. Additional slowdowns in the economies of Europe, particularly Southern Europe, negatively impacted volume at the company’s European-based tools business. Furthermore, the general economic difficulties are now spreading across more industries and to additional geographies, creating more widespread pressure on business activity. In the near term, Snap-on anticipates no change in this environment and, as a result, expects sales and credit originations in the first quarter of 2009 to be down year over year.

Additional headwinds in 2009 now include approximately $3.0 million per quarter of higher year-over-year pension expense due to declines in pension asset values. Assuming foreign currency exchange rates remain at recent levels, the company also anticipates approximately $8.0 million of unfavorable foreign exchange impact on first quarter operating earnings.

Snap-on believes that its business models are sound and that it continues to maintain and expand its strong brand positions. When coupled with its innovation processes, Snap-on believes that these strengths have enabled the advancement of its market position in 2008. The company expects to benefit from those strengths in 2009 and to improve its strategic position going forward. Snap-on also expects further benefits in 2009 from its RCI, sourcing and other cost reduction initiatives that will help to limit the impact of any volume decline.

Snap-on does not, as a general practice, furnish quarterly sales or earnings projections. However, in light of these factors and conditions, the company believes that first quarter 2009 sales and earnings will be lower than reported first quarter 2008 amounts.

Snap-on is responding to the global macroeconomic challenges by deepening and accelerating its RCI and cost reduction initiatives. Snap-on recorded $6.7 million of restructuring costs in the fourth quarter of 2008, bringing full-year 2008 restructuring costs to $14.7 million; Snap-on expects to incur approximately $12 million to $16 million of restructuring costs in full year 2009. Snap-on is also continuing and accelerating a number of its planned growth investments, including further expansion of its manufacturing capacity in China and in Eastern Europe. As a result, capital expenditures in 2009 are expected to be in a range of $75 million to $80 million. Snap-on views these investments as potentially enabling near-term growth. For full year 2009, Snap-on anticipates that its effective income tax rate on earnings before equity earnings and minority interests will approximate 34%.

In 2009, Snap-on will continue to aggressively manage the balance between investing and capturing growth opportunities with the need for cost reduction actions beyond those already implemented; the current economic uncertainty makes it extremely difficult to presently predict this balance as the company continually adjusts to the challenging business environment.

Conference Call and Webcast February 4, 2009, at 9:00 a.m. Central Time

A discussion of this release will be webcast on Wednesday, February 4, 2009, at 9:00 a.m. Central Time, and a replay will be available for at least 10 days following the call. To access the webcast, visit www.snapon.com, click on Snap-on Corporate and then click on the link for the webcast. Additional detail about Snap-on is also available on the Snap-on Web site.

About Snap-on

Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tools, diagnostics, equipment, software and service solutions for professional users. Products and services include hand and power tools, tool storage, diagnostics software, information and management systems, shop equipment and other solutions for vehicle dealerships and repair centers, as well as customers in industry, government, agriculture, aviation and natural resources. Products and services are sold through the company’s franchisee, company-direct, distributor and Internet channels. Founded in 1920, Snap-on is a $2.9 billion, S&P 500 company headquartered in Kenosha, Wisconsin.

Forward-looking Statements

Statements in this news release that are not historical facts, including statements that (i) are in the future tense; (ii) include the words “expects,” “anticipates,” “intends,” “approximates,” or similar words that reference Snap-on or its management; (iii) are specifically identified as forward-looking; or (iv) describe Snap-on’s or management’s future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release contains statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on’s expected results that could cause (and in some cases have caused) actual results to differ materially from those described or contemplated in any forward-looking statement. Factors that may cause the company’s actual results to differ materially from those contained in the forward-looking statements include those found in the company’s reports filed with the Securities and Exchange Commission, including the information under the “Safe Harbor” and “Risk Factors” headings in its Annual Report on Form 10-K for the fiscal year ended December 29, 2007, and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Caution Regarding Forward-Looking Statements” in its Quarterly Report on Form 10-Q for the quarterly periods ended March 29, 2008, June 28, 2008, and September 27, 2008, which are incorporated herein by reference, the global recession, and the current instability in world credit and financial markets. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release, except as required by law.

For additional information, please visit www.snapon.com.

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Earnings
(Amounts in millions, except per share data)
(unaudited)

	Fourth Quarter		Full Year
	2008	2007	2008	2007

Net sales	$ 667.8	$ 742.9	$2,853.3	$2,841.2
Cost of goods sold	(367.8)	(409.5)	(1,568.7)	(1,574.6)
Gross profit	300.0	333.4	1,284.6	1,266.6

Financial services revenue	19.7	19.0	81.4	63.0
Financial services expenses	(10.8)	(11.0)	(44.1)	(40.6)
Operating income from financial services	8.9	8.0	37.3	22.4

Operating expenses	(211.4)	(245.1)	(933.1)	(964.2)
Operating earnings	97.5	96.3	388.8	324.8

Interest expense	(8.7)	(11.5)	(33.8)	(46.1)
Other income (expense) - net	(0.5)	(0.4)	2.8	5.5
Earnings before income taxes, equity earnings
and minority interests	88.3	84.4	357.8	284.2
Income tax expense	(28.2)	(26.3)	(117.8)	(92.5)
Earnings before equity earnings and minority
interests	60.1	58.1	240.0	191.7
Equity earnings, net of tax and minority interests	(1.5)	(0.8)	(3.3)	(2.5)
Net earnings from continuing operations	58.6	57.3	236.7	189.2
Discontinued operations, net of tax	-	-	-	(8.0)
Net earnings	$ 58.6	$ 57.3	$ 236.7	$ 181.2

Basic earnings per share:
Earnings per share, continuing operations	$ 1.02	$ 1.00	$ 4.12	$ 3.27
Loss per share, discontinued operations	-	-	-	(0.14)
Net earnings per share	$ 1.02	$ 1.00	$ 4.12	$ 3.13

Diluted earnings per share:
Earnings per share, continuing operations	$ 1.01	$ 0.98	$ 4.07	$ 3.23
Loss per share, discontinued operations	-	-	-	(0.14)
Net earnings per share	$ 1.01	$ 0.98	$ 4.07	$ 3.09

Weighted-average shares outstanding:
Basic	57.4	57.5	57.5	57.9
Effect of dilutive options	0.6	0.7	0.6	0.7
Diluted	58.0	58.2	58.1	58.6

SNAP-ON INCORPORATED
Supplemental Segment Information
(Amounts in millions)
(unaudited)

	Fourth Quarter		Full Year
	2008	2007	2008	2007

Net sales:
Commercial & Industrial Group	$ 326.8	$ 369.3	$ 1,409.3	$ 1,350.6
Snap-on Tools Group	252.4	273.2	1,104.0	1,107.7
Diagnostics & Information Group	152.9	169.5	627.8	650.6
Segment net sales	732.1	812.0	3,141.1	3,108.9
Intersegment eliminations	(64.3)	(69.1)	(287.8)	(267.7)
Total net sales	$ 667.8	$ 742.9	$ 2,853.3	$ 2,841.2
Financial Services revenue	19.7	19.0	81.4	63.0
Total revenues	$ 687.5	$ 761.9	$ 2,934.7	$ 2,904.2

Operating earnings:
Commercial & Industrial Group	$ 39.1	$ 38.2	$ 167.3	$ 131.5
Snap-on Tools Group	19.8	36.5	117.7	125.1
Diagnostics & Information Group	34.3	27.4	112.9	99.5
Financial Services	8.9	8.0	37.3	22.4
Segment operating earnings	102.1	110.1	435.2	378.5
Corporate	(4.6)	(13.8)	(46.4)	(53.7)
Operating earnings	$ 97.5	$ 96.3	$ 388.8	$ 324.8
Interest expense	(8.7)	(11.5)	(33.8)	(46.1)
Other income (expense) - net	(0.5)	(0.4)	2.8	5.5
Earnings before income taxes, equity earnings
and minority interests	$ 88.3	$ 84.4	$ 357.8	$ 284.2

SNAP-ON INCORPORATED
Condensed Consolidated Balance Sheets
(Amounts in millions)
(unaudited)

	January 3,	December 29,
	2009	2007

Assets
Cash and cash equivalents	$ 115.8	$ 93.0
Accounts receivable - net of allowances	522.1	586.9
Inventories - net	359.2	322.4
Deferred income tax assets	64.1	87.0
Prepaid expenses and other assets	79.5	98.1
Total current assets	1,140.7	1,187.4

Property and equipment - net	327.8	304.8
Deferred income tax assets	77.2	22.0
Goodwill	801.8	818.8
Other intangibles - net	218.3	234.8
Pension assets	1.7	57.0
Other assets	142.8	140.3
Total Assets	$ 2,710.3	$ 2,765.1

Liabilities and Shareholders' Equity
Accounts payable	$ 126.0	$ 171.6
Notes payable and current maturities of long-term debt	12.0	15.9
Accrued benefits	41.7	41.3
Accrued compensation	78.3	95.6
Franchisee deposits	46.9	51.0
Deferred subscription revenue	22.3	25.9
Income taxes	15.4	25.5
Other accrued liabilities	204.9	212.4
Total current liabilities	547.5	639.2

Long-term debt	503.4	502.0
Deferred income tax liabilities	95.0	91.2
Retiree health care benefits	57.5	53.8
Pension liabilities	209.1	85.3
Other long-term liabilities	111.3	113.5
Total Liabilities	1,523.8	1,485.0

Shareholders' Equity
Common stock	67.2	67.1
Additional paid-in capital	155.5	137.9
Retained earnings	1,463.7	1,296.7
Accumulated other comprehensive income (loss)	(106.5)	142.8
Treasury stock at cost	(393.4)	(364.4)
Total Shareholders' Equity	1,186.5	1,280.1
Total Liabilities and Shareholders' Equity	$ 2,710.3	$ 2,765.1

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Cash Flow
(Amounts in millions)
(unaudited)

	Fourth Quarter
	2008	2007

Operating activities
Net earnings	$ 58.6	$ 57.3
Adjustments to reconcile net earnings to net cash
provided (used) by operating activities:
Depreciation	11.3	16.2
Amortization of other intangibles	5.7	9.2
Stock-based compensation expense	1.1	4.8
Excess tax benefits from stock-based compensation	-	(0.2)
Deferred income tax provision	23.0	12.2
Gain on sale of assets	(0.6)	(4.6)
Gain on mark to market for cash flow hedges	(0.1)	-
Changes in operating assets and liabilities, net of effects of acquisitions:
(Increase) decrease in receivables	50.3	(17.5)
(Increase) decrease in inventories	10.2	9.4
(Increase) decrease in prepaid and other assets	(14.8)	(12.0)
Increase (decrease) in accounts payable	(42.2)	0.8
Increase (decrease) in accruals and other liabilities	(56.2)	(21.4)
Net cash provided by operating activities	46.3	54.2

Investing activities
Capital expenditures	(25.6)	(18.7)
Acquisitions of businesses – net of cash acquired	(0.3)	(0.6)
Proceeds from disposal of property and equipment	2.8	2.2
Other	(3.1)	(0.5)
Net cash used by investing activities	(26.2)	(17.6)

Financing activities
Net decrease in short-term borrowings	(2.6)	(11.8)
Purchase of treasury stock	-	(8.6)
Proceeds from stock purchase and option plans	0.4	1.1
Cash dividends paid	(17.4)	(17.4)
Excess tax benefits from stock-based compensation	-	0.2
Other	(0.3)	(0.2)
Net cash used by financing activities	(19.9)	(36.7)

Effect of exchange rate changes on cash and cash equivalents	(2.7)	0.5
Increase (decrease) in cash and cash equivalents	(2.5)	0.4

Cash and cash equivalents at beginning of period	118.3	92.6
Cash and cash equivalents at end of year	$ 115.8	$ 93.0

Supplemental cash flow disclosures
Cash paid for interest	$ (2.0)	$ (5.5)
Net cash paid for income taxes	(27.3)	(35.5)

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Cash Flow
(Amounts in millions)
(unaudited)

	Full Year
	2008	2007

Operating activities
Net earnings	$ 236.7	$ 181.2
Adjustments to reconcile net earnings to net cash
provided (used) by operating activities:
Depreciation	47.9	53.5
Amortization of other intangibles	24.1	22.2
Stock-based compensation expense	13.0	19.0
Excess tax benefits from stock-based compensation	(5.7)	(6.0)
Deferred income tax provision	46.3	12.3
Gain on sale of assets	(0.7)	(7.0)
Gain on mark to market for cash flow hedges	(0.1)	-
Changes in operating assets and liabilities, net of effects of acquisitions:
(Increase) decrease in receivables	29.1	(2.6)
(Increase) decrease in inventories	(52.3)	15.2
(Increase) decrease in prepaid and other assets	(11.3)	(11.9)
Increase (decrease) in accounts payable	(43.7)	(15.3)
Increase (decrease) in accruals and other liabilities	(68.3)	(29.5)
Net cash provided by operating activities	215.0	231.1

Investing activities
Capital expenditures	(73.9)	(61.9)
Acquisitions of businesses – net of cash acquired	(14.1)	(5.7)
Proceeds from disposal of property and equipment	10.5	16.1
Other	(8.6)	(1.4)
Net cash used by investing activities	(86.1)	(52.9)

Financing activities
Net proceeds from issuance of long-term debt	-	298.5
Net decrease in short-term borrowings	(9.9)	(335.1)
Purchase of treasury stock	(69.8)	(94.4)
Proceeds from stock purchase and option plans	41.7	39.2
Cash dividends paid	(69.7)	(64.8)
Excess tax benefits from stock-based compensation	5.7	6.0
Other	(1.0)	(0.8)
Net cash used by financing activities	(103.0)	(151.4)

Effect of exchange rate changes on cash and cash equivalents	(3.1)	2.8
Increase in cash and cash equivalents	22.8	29.6

Cash and cash equivalents at beginning of year	93.0	63.4
Cash and cash equivalents at end of year	$ 115.8	$ 93.0

Supplemental cash flow disclosures
Cash paid for interest	$ (32.0)	$ (37.6)
Net cash paid for income taxes	(79.9)	(69.3)

CONTACT:
Snap-on Incorporated
Investors:
Martin M. Ellen
262/656-6462
or
Media:
Richard Secor
262/656-5561